EXHIBIT 10.1

May 17, 2013

Michelle Gass
2 Alma Terrace
London W8 6QY
United Kingdom

Dear Michelle:

It is my pleasure to invite you to join the team at Kohl's Department Stores.

Your Position: You are being offered the position of Chief Customer Officer. You will report directly to me and will be a “principal officer” of Kohl's.

Your Start Date: Your first day of employment with Kohl's will be mutually determined.

Your Salary: Your annualized salary will be $927,200. You will be paid semi-monthly, on the 15th and 30th of each month. Your job performance and base compensation will next be reviewed in Spring of 2014 with any change in your compensation effective April 1, 2014.

Signing Incentive: In addition to your salary, we are offering you a signing incentive of $1,000,000. This incentive payment will be made within ten (10) days of your start date, and is intended to fully or partially offset any obligations you may incur as a result of your resignation from your current employment and relocation expenses that are not covered by the Kohl's Relocation Policy.

Equity Awards: In recognition of the equity awards you will forfeit to your current employer, you will receive an award of Kohl's restricted stock valued at $8,000,000. In accordance with Kohl's Equity Compensation Award Guidelines, the grant date for this award will be the last NYSE trading day on or before the 15th of the month following the month of your start date at Kohl's. The number of restricted shares awarded will be based on the closing share price on the grant date. Your restricted shares will vest in four equal installments on the first through fourth anniversaries of the grant date, provided you continue to be employed by Kohl's on each vesting date. You will be eligible to participate in Kohl's annual equity award process in the Spring of 2014, and any grant based upon 2013 performance for which you would otherwise be eligible shall be prorated based upon your start date.

Team Performance Bonus: An important part of Kohl's overall executive compensation program is our Annual Incentive Plan. This plan provides for annual incentive payments to key officers upon the achievement of specific annual corporate objectives. As Chief Customer Officer, you will be eligible to participate in Kohl's Annual Incentive Plan, which will provide an opportunity for an annual cash incentive payment equal to 0% to 200% of your base salary, with the actual amount based upon Kohl's annual performance relative to specific objectives that are established by Kohl's Board of Directors' Compensation Committee at the beginning of each year. You will be eligible for a prorated Annual Incentive Plan award based upon our 2013 performance. This award will be paid in March, 2014.

Relocation: The Kohl's Relocation Policy provides assistance with expenses for house or apartment hunting, temporary residency, meals, final move related travel, and the movement of your household goods. In addition, if you are a current homeowner, Kohl's will assist with the cost, at Kohl's discretion, of your home sell/home purchase expenses and dual mortgage. If you are currently leasing your residence Kohl's will provide you with lease break and dual rental payment assistance. Kohl's will also assist, in Kohl's discretion, with the tax liability on your non-deductible moving expenses at the end of the calendar year. A copy of the Relocation Policy is available upon request, and Kohl's relocation representatives are standing by to assist you with this process.

Your Benefits: Kohl's Department Stores offers a competitive benefit package. These benefits are designed to promote health, assist in your financial future and manage the demands of work and your personal life.

Benefits Basics:  Immediately upon your date of hire you may enroll in Life Insurance, Accidental Death & Dismemberment Plan and Flexible Spending Accounts for medical or dependent care expenses.

You will be eligible for Medical, Dental, and Vision coverage on the first day of the month following 60 days of employment. For the period between your start date and your eligibility date, Kohl's will provide you with full monthly COBRA assistance minus the applicable Kohl's monthly premium.

You will automatically be eligible for Kohl's Medical Leave and enrolled in the long-term disability plan at no cost to you.

Executive Medical Supplement Program: In addition to Kohl's standard medical plans, you will be eligible for the Kohl's Executive Medical Supplement Program. The Executive Medical Supplement Program provides up to an additional $50,000 annually to reimburse out of pocket expenses for customary medical and dental services as well as co-payments and deductibles. Eligible expenses must be authorized by your physician and be medically necessary for the treatment of illness or injury.

Kohl's Department Stores 401 (k) Savings Plan:  Immediately upon your date of hire you can begin contributions to the 401(k) savings plan. Our plan will also accept a rollover from your prior employer's plan. After one year of service you will be eligible to receive a 100% match on your personal savings up to 5% of each paycheck, subject to regulatory limits pertaining to highly compensated employees.

Non-Qualified Deferred Compensation Plan: This Plan provides an avenue to save pre-tax dollars in a tax-deferred investment program for your personal financial goals. Each year, you may elect to contribute all or a portion of money from your compensation into the Plan and enjoy tax deferral on your contributions and their investment earnings until they are paid to you as you elect to receive them. Eligibility is based on plan requirements and IRS guidelines.

Vacation Benefits: 5 weeks per year.

Company Car: As Chief Customer Officer, you will receive a company car of your choosing.

Financial Planning and Tax Advising: As Chief Customer Officer, the company will reimburse you for financial advisory services up to $3,500 annually, and tax advisory services with no fixed limit.

Employee Discount: You will receive a 15% discount on merchandise you purchase from Kohl's as gifts, or for yourself and your eligible dependents.

Miscellaneous:

Reimbursement of Certain Payments Upon Termination of Employment: If you voluntarily end your employment with Kohl's or are terminated for cause within the first twelve (12) months from the effective date of your relocation, you will be required to repay 100% of any payments made by Kohl's for your relocation expenses. If you voluntarily end your employment or are terminated for cause from twelve (12) to within twenty-four (24) months from the effective date of your relocation, you will be required to repay 50% of any payments made by Kohl's for your relocation expenses. Kohl's may deduct this amount from any final compensation owed to you.

If you voluntarily end your employment with Kohl's or are terminated for cause within the first twelve (12) months of employment, you will be required to repay the full amount of the above-referenced signing incentive upon your termination date. Kohl's may deduct this amount from any final compensation owed to you.

No Prior Commitments: Kohl's is making this offer based upon the understanding that you do not have any agreements with your current employer or any other party that would prohibit you from being able to perform your duties at Kohl's.
Employment Agreement: On or before your start date, you and Kohl's will enter into an Employment Agreement. The terms and conditions of that agreement will be substantially the same as those of the Employment Agreement of our Chief Merchandising Officer.
Proprietary or Confidential Information: As we advise all future employees, Kohl's has no interest in obtaining any proprietary or confidential information from your current or former employer(s). You should not bring any forms of such information with you to Kohl's and Kohl's will not accept such information from you for its use. If you have any questions with respect to what may constitute “trade secrets” or otherwise confidential information, I would urge you to contact your employer's legal department for clarification.

This covers the key aspects of our employment offer to you. Please note that this letter serves as a confirmation of an employment offer and it is neither intended nor implied as a contract of employment.

Michelle, it is my pleasure to welcome you to Kohl's. We look forward to working with you in supporting the success and growth of our company.

Sincerely,

/s/Kevin Mansell

Kevin Mansell
Chairman, President & Chief Executive Officer

Accepted and Agreed to this 17th day of May, 2013.

By:     /s/Michelle Gass
Michelle Gass